Exhibit 99.1

News Release
Pentair Reports Strong Second Quarter 2025 Results
•Sales of $1.1 billion, up 2 percent compared to sales for the same period last year
•Operating income was $218 million with ROS of 19.4 percent; on an adjusted basis, operating income was $297 million with ROS of 26.4 percent
•GAAP EPS was $0.90 and adjusted EPS was $1.39
•Net cash provided by operating activities of continuing operations was $607 million, an increase of $68 million compared to the same period last year, and free cash flow provided by continuing operations for the quarter was $596 million, an increase of $74 million compared to the same period last year
•Repurchased $75 million of ordinary shares
•The company updated its full year 2025 GAAP EPS guidance to approximately $3.95 to $4.05, up 6 percent to 8 percent versus the prior year, and increased EPS guidance on an adjusted basis of approximately $4.75 to $4.85, up 10 percent to 12 percent versus the prior year
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
LONDON, United Kingdom — July 22, 2025 — Pentair plc (NYSE: PNR), a leader in helping the world sustainably move, improve and enjoy water, life’s most essential resource, today announced second quarter 2025 sales of $1.1 billion. Sales were up 2 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 1 percent in the second quarter. Second quarter 2025 earnings per diluted share from continuing operations (“EPS”) were $0.90 compared to $1.11 in the second quarter of 2024, a 19 percent decrease. On an adjusted basis, the Company reported second quarter 2025 EPS of $1.39 compared to $1.22 in the second quarter of 2024, reflecting a 14 percent increase. Adjusted operating income, reportable segment income, adjusted net income, free cash flow and adjusted EPS are described in the attached schedules.
John L. Stauch, Pentair’s President and Chief Executive Officer commented, “We delivered another strong quarter of free cash flow, sales and adjusted earnings growth as we navigated through tariff and economic uncertainty. Our team executed with precision to deliver for our customers and drive solid financial and operating performance as well as shareholder value. As we look ahead, we believe we are ready to capture higher demand when the residential market returns to growth while continuing to invest in innovation and growth initiatives to drive differentiated growth across our Move, Improve and Enjoy Water segments.”
Second quarter 2025 operating income was $218 million, down 12 percent compared to operating income for the second quarter of 2024, and return on sales (“ROS”) was 19.4 percent, a decrease of 320 basis points when compared to the second quarter of 2024. On an adjusted basis, the Company had adjusted operating income of $297 million for the second quarter of 2025, up 9 percent compared to adjusted operating income for the second quarter of 2024, and ROS was 26.4 percent, an increase of 170 basis points when compared to the second quarter of 2024.
Flow sales were flat compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 1 percent in the second quarter. Reportable segment income of $93 million was up 10 percent compared to the second quarter of 2024, and ROS was 23.4 percent, an increase of 210 basis points when compared to the second quarter of 2024.
Water Solutions sales were down 4 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 3 percent in the second quarter. Reportable segment income of $70 million was down 4 percent compared to the second quarter of 2024, and ROS was 23.5 percent, which is flat when compared to the second quarter of 2024.
Pool sales were up 9 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 7 percent in the second quarter. Reportable segment income of $153 million was up 14 percent compared to the second quarter of 2024, and ROS was 35.7 percent, an increase of 160 basis points when compared to the second quarter of 2024.
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Net cash provided by operating activities of continuing operations was $607 million for the quarter compared to $539 million in the second quarter of 2024. Free cash flow provided by continuing operations for the quarter was $596 million compared to $522 million in the second quarter of 2024.
Pentair paid a regular cash dividend of $0.25 per share in the second quarter of 2025. Pentair previously announced on May 5, 2025 that it will pay a regular quarterly cash dividend of $0.25 per share on August 1, 2025 to shareholders of record at the close of business on July 18, 2025. This year marks the 49th consecutive year that Pentair has increased its dividend.
During the second quarter, the Company repurchased 0.7 million shares for $75 million. During the six months ended June 30, 2025, the Company repurchased 1.3 million shares for $125 million. As of June 30, 2025, we had $325 million available for share repurchases under our share repurchase authorization.

OUTLOOK
Mr. Stauch concluded, “Driven by our strong performance in the first half of the year and continued confidence in our resilient business model, we are increasing our sales growth outlook and estimated adjusted EPS range for the full year. We also introduced third quarter guidance reflecting sales growth, margin expansion and adjusted EPS growth. Our Transformation initiatives are on track to deliver expected savings this year and our 80/20 actions are showing early signs of success. As a leader in helping the world move, improve and enjoy water, life’s most essential resource, we are well positioned to capture opportunities from favorable secular trends in water availability, increased awareness of water challenges, aging commercial, public and municipal infrastructure, outdoor healthy living and favorable housing migration.”
The Company updated its estimated 2025 GAAP EPS from continuing operations to approximately $3.95 to $4.05, up 6 percent to 8 percent versus the prior year, and increased estimated EPS on an adjusted basis to approximately $4.75 to $4.85, up 10 percent to 12 percent versus the prior year. The Company updates its estimated full year 2025 sales to be up approximately 1 percent to 2 percent on a reported basis.
In addition, the Company introduces estimated third quarter 2025 GAAP EPS from continuing operations guidance of approximately $1.09 to $1.13, up approximately 29 percent to 35 percent compared to the prior year period, and on an adjusted EPS basis of approximately $1.16 to $1.20, up approximately 6 percent to 10 percent compared to the prior year period. The Company expects third quarter sales to be approximately flat to up 1 percent on a reported basis compared to the third quarter of 2024.

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EARNINGS CONFERENCE CALL
Pentair President and Chief Executive Officer John L. Stauch and Chief Financial Officer Robert P. Fishman will discuss the Company’s second quarter 2025 results on a conference call with investors at 9:00 a.m. Eastern today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investor Relations section of the Company’s website, www.pentair.com, shortly before the call begins.
Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentations, each of which can be found on Pentair’s website. The webcast and presentations will be archived at the Company’s website following the conclusion of the event.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” or “future” or words, phrases, or terms of similar substance or the negative thereof are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall global economic and business conditions impacting our business, including the strength of housing and related markets and conditions relating to international hostilities; supply, demand, logistics, competition and pricing pressures related to and in the markets we serve; the ability to achieve the benefits of our restructuring plans, cost reduction initiatives and Transformation Program; the impact of raw material, logistics and labor costs and other inflation; volatility in currency exchange rates and interest rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; risks associated with operating foreign businesses; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating and sustainability goals and targets. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2024. All forward-looking statements, including all financial forecasts, speak only as of the date of this release. Pentair assumes no obligation, and disclaims any obligation, to update the information contained in this release.

ABOUT PENTAIR PLC
At Pentair, we help the world sustainably move, improve and enjoy water, life’s most essential resource. From our residential and commercial water solutions, to industrial water management and everything in between, Pentair is a core large cap value S&P 500 equity stock focused on smart, sustainable water solutions that help our planet and people thrive.
Pentair had revenue in 2024 of approximately $4.1 billion, and trades under the ticker symbol PNR. With approximately 9,750 global employees serving customers in more than 150 countries, we work to help improve lives and the environment around the world. To learn more, visit www.pentair.com.

PENTAIR CONTACTS

Shelly Hubbard	Rebecca Osborn
Vice President, Investor Relations	Vice President, External Communications
Direct: 763-656-5575	Direct: 763-656-5589
Email: shelly.hubbard@pentair.com	Email: rebecca.osborn@pentair.com
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended		Six months ended
In millions, except per-share data	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net sales	$1,123.1	$1,099.3	$2,133.5	$2,116.5
Cost of goods sold	666.5	661.4	1,273.6	1,288.5
Gross profit	456.6	437.9	859.9	828.0
% of net sales	40.7%	39.8%	40.3%	39.1%
Selling, general and administrative expenses	213.8	165.1	390.4	350.3
% of net sales	19.0%	15.0%	18.3%	16.6%
Research and development expenses	25.1	24.8	48.7	48.9
% of net sales	2.2%	2.3%	2.3%	2.3%
Operating income	217.7	248.0	420.8	428.8
% of net sales	19.4%	22.6%	19.7%	20.3%
Other expense
Loss on sale of business	26.3	—	26.3	—
Other expense	1.0	0.8	1.5	0.9
Net interest expense	17.9	26.3	37.6	53.6
% of net sales	1.6%	2.4%	1.8%	2.5%
Income from continuing operations before income taxes	172.5	220.9	355.4	374.3
Provision for income taxes	24.0	34.8	52.0	54.7
Effective tax rate	13.9%	15.8%	14.6%	14.6%
Net income from continuing operations	148.5	186.1	303.4	319.6
Loss from discontinued operations, net of tax	—	—	—	(0.2)
Net income	$148.5	$186.1	$303.4	$319.4
Earnings per ordinary share
Basic
Continuing operations	$0.90	$1.12	$1.84	$1.93
Discontinued operations	—	—	—	—
Basic earnings per ordinary share	$0.90	$1.12	$1.84	$1.93
Diluted
Continuing operations	$0.90	$1.11	$1.83	$1.91
Discontinued operations	—	—	—	—
Diluted earnings per ordinary share	$0.90	$1.11	$1.83	$1.91
Weighted average ordinary shares outstanding
Basic	164.5	165.9	164.7	165.8
Diluted	165.7	167.3	166.0	167.3
Cash dividends paid per ordinary share	$0.25	$0.23	$0.50	$0.46
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Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2025	December 31, 2024
In millions
Assets
Current assets
Cash and cash equivalents	$143.0	$118.7
Accounts receivable, net	539.2	565.2
Inventories	602.5	610.9
Other current assets	147.6	141.3
Total current assets	1,432.3	1,436.1
Property, plant and equipment, net	363.8	358.8
Other assets
Goodwill	3,364.3	3,286.6
Intangibles, net	983.9	1,033.8
Other non-current assets	335.2	331.2
Total other assets	4,683.4	4,651.6
Total assets	$6,479.5	$6,446.5
Liabilities and Equity
Current liabilities
Current maturities of short-term borrowings	$0.1	$9.3
Accounts payable	313.8	272.8
Employee compensation and benefits	102.5	116.2
Other current liabilities	573.7	496.8
Total current liabilities	990.1	895.1
Other liabilities
Long-term debt	1,398.1	1,638.7
Pension and other post-retirement compensation and benefits	59.8	61.6
Deferred tax liabilities	48.2	44.4
Other non-current liabilities	311.1	243.8
Total liabilities	2,807.3	2,883.6
Equity	3,672.2	3,562.9
Total liabilities and equity	$6,479.5	$6,446.5
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended
In millions	June 30, 2025	June 30, 2024
Operating activities
Net income	$303.4	$319.4
Loss from discontinued operations, net of tax	—	0.2
Adjustments to reconcile net income from continuing operations to net cash provided by (used for) operating activities of continuing operations
Equity income of unconsolidated subsidiaries	(0.4)	(1.1)
Depreciation	29.4	30.4
Amortization	28.5	26.9
Deferred income taxes	18.5	12.6
Loss on sale of business	26.3	—
Share-based compensation	21.2	16.3
Asset impairment and write-offs	47.0	0.8
Changes in assets and liabilities, net of effects of business acquisitions
Accounts receivable	33.4	(10.7)
Inventories	(9.9)	23.5
Other current assets	(27.3)	(4.0)
Accounts payable	39.4	19.4
Employee compensation and benefits	(18.9)	(19.4)
Other current liabilities	66.6	6.6
Other non-current assets and liabilities	10.5	10.9
Net cash provided by operating activities of continuing operations	567.7	431.8
Net cash used for operating activities of discontinued operations	—	(0.2)
Net cash provided by operating activities	567.7	431.6
Investing activities
Capital expenditures	(27.7)	(36.3)
Purchase of investments	(18.0)	—
Proceeds from sale of property and equipment	0.1	—
Other	0.2	(0.5)
Net cash used for investing activities	(45.4)	(36.8)
Financing activities
Net (repayments) receipts of short-term borrowings	(9.2)	3.3
Net borrowings of revolving long-term debt	9.9	—
Repayments of long-term debt	(250.0)	(237.5)
Debt issuance costs	(2.1)	—
Shares issued to employees, net of shares withheld	(10.6)	9.3
Repurchases of ordinary shares	(125.0)	(50.0)
Dividends paid	(82.4)	(76.2)
Net cash used for financing activities	(469.4)	(351.1)
Effect of exchange rate changes on cash and cash equivalents	(28.6)	0.3
Change in cash and cash equivalents	24.3	44.0
Cash and cash equivalents, beginning of period	118.7	170.3
Cash and cash equivalents, end of period	$143.0	$214.3
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Pentair plc and Subsidiaries
Reconciliation of the GAAP Operating Activities Cash Flow to the Non-GAAP Free Cash Flow (Unaudited)

	Three months ended	Three months ended	Six months ended
In millions	March 31, 2025	June 30, 2025	June 30, 2025
Net cash (used for) provided by operating activities of continuing operations	$(38.9)	$606.6	$567.7
Capital expenditures	(16.8)	(10.9)	(27.7)
Proceeds from sale of property and equipment	—	0.1	0.1
Free cash flow	$(55.7)	$595.8	$540.1

	Three months ended	Three months ended	Six months ended
In millions	March 31, 2024	June 30, 2024	June 30, 2024
Net cash (used for) provided by operating activities of continuing operations	$(107.4)	$539.2	$431.8
Capital expenditures	(19.3)	(17.0)	(36.3)
Free cash flow from continuing operations	(126.7)	522.2	395.5
Net cash used for operating activities of discontinued operations	(0.2)	—	(0.2)
Free cash flow	$(126.9)	$522.2	$395.3

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Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2025			2024
In millions	First Quarter	Second Quarter	Six Months	First Quarter	Second Quarter	Six Months
Net sales
Flow	$367.9	$397.3	$765.2	$384.3	$396.8	$781.1
Water Solutions	258.2	298.3	556.5	273.1	310.5	583.6
Pool	383.9	427.2	811.1	359.5	391.5	751.0
Reportable segment net sales	1,010.0	1,122.8	2,132.8	1,016.9	1,098.8	2,115.7
Corporate and other	0.4	0.3	0.7	0.3	0.5	0.8
Net sales	$1,010.4	$1,123.1	$2,133.5	$1,017.2	$1,099.3	$2,116.5
Reportable segment income (loss)
Flow	$83.6	$93.1	$176.7	$77.3	$84.4	$161.7
Water Solutions	60.7	70.2	130.9	55.6	72.9	128.5
Pool	126.0	152.7	278.7	110.8	133.6	244.4
Reportable segment income	270.3	316.0	586.3	243.7	290.9	534.6
Corporate and other	(27.8)	(19.3)	(47.1)	(26.4)	(19.5)	(45.9)
Adjusted operating income	$242.5	$296.7	$539.2	$217.3	$271.4	$488.7
Return on sales
Flow	22.7%	23.4%	23.1%	20.1%	21.3%	20.7%
Water Solutions	23.5%	23.5%	23.5%	20.4%	23.5%	22.0%
Pool	32.8%	35.7%	34.4%	30.8%	34.1%	32.5%
Adjusted return on sales	24.0%	26.4%	25.3%	21.4%	24.7%	23.1%

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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2025
Excluding the Effect of Adjustments (Unaudited)

	Actual		Forecast
In millions, except per-share data	First Quarter	Second Quarter	Third Quarter		Full Year
Net sales	$1,010.4	$1,123.1	approx	Flat - Up 1%	approx	Up 1% - 2%
Operating income	203.1	217.7	approx	Up 30% - 34%	approx	Up 9% - 12%
Return on sales	20.1%	19.4%
Adjustments:
Restructuring and other	10.5	10.4	approx	$—	approx	$21
Transformation costs	9.1	12.5	approx	—	approx	22
Intangible amortization	14.2	14.3	approx	14	approx	55
Asset impairment and write-offs	5.2	41.8	approx	—	approx	47
Equity income of unconsolidated subsidiaries	0.4	—	approx	1	approx	2
Adjusted operating income	242.5	296.7	approx	Up 4% - 7%	approx	Up 7% - 9%
Adjusted return on sales	24.0%	26.4%
Net income from continuing operations—as reported	154.9	148.5	approx	$181 - $187	approx	$656 - $672
Loss on sale of business	—	26.3	approx	—	approx	26
Adjustments to operating income	39.0	79.0	approx	14	approx	145
Income tax adjustments	(9.7)	(23.3)	approx	(2)	approx	(38)
Net income from continuing operations—as adjusted	$184.2	$230.5	approx	$193 - $199	approx	$789 - $805
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.93	$0.90	approx	$1.09 - $1.13	approx	$3.95 - $4.05
Adjustments	0.18	0.49	approx	0.07	approx	0.80
Diluted earnings per ordinary share—as adjusted	$1.11	$1.39	approx	$1.16 - $1.20	approx	$4.75 - $4.85

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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2024
Excluding the Effect of Adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales	$1,017.2	$1,099.3	$993.4	$972.9	$4,082.8
Operating income	180.8	248.0	179.9	195.1	803.8
Return on sales	17.8%	22.6%	18.1%	20.1%	19.7%
Adjustments:
Restructuring and other	4.6	5.9	23.4	3.1	37.0
Transformation costs	17.0	11.8	12.6	10.7	52.1
Intangible amortization	13.5	13.4	13.5	13.9	54.3
Legal accrual adjustments and settlements	(0.3)	(7.9)	0.7	—	(7.5)
Asset impairment and write-offs	0.8	—	8.5	8.3	17.6
Equity income of unconsolidated subsidiaries	0.9	0.2	0.6	0.2	1.9
Adjusted operating income	217.3	271.4	239.2	231.3	959.2
Adjusted return on sales	21.4%	24.7%	24.1%	23.8%	23.5%
Net income from continuing operations—as reported	133.5	186.1	139.6	166.4	625.6
Pension and other post retirement mark to market gain	—	—	—	(5.3)	(5.3)
Other (income) expense	—	—	(0.5)	0.1	(0.4)
Adjustments to operating income	35.6	23.2	58.7	36.0	153.5
Income tax adjustments	(11.3)	(5.4)	(15.4)	(17.6)	(49.7)
Net income from continuing operations—as adjusted	$157.8	$203.9	$182.4	$179.6	$723.7
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.80	$1.11	$0.84	$0.99	$3.74
Adjustments	0.14	0.11	0.25	0.09	0.59
Diluted earnings per ordinary share—as adjusted	$0.94	$1.22	$1.09	$1.08	$4.33

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Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Reportable Segment
For the Quarter Ended June 30, 2025 (Unaudited)

	Q2 Net Sales Growth
	Core	Currency	Acq. / Div.	Total
Total Pentair	1.3%	0.7%	0.2%	2.2%
Flow	(1.3)%	1.4%	—%	0.1%
Water Solutions	(3.0)%	0.6%	(1.5)%	(3.9)%
Pool	7.3%	—%	1.8%	9.1%